                                                      424(B)(3)

                                                      FILED PURSUANT TO RULE
                                                      424(B)(3)
                                                      FILE NO. 333-82361

                              ALEC HOLDINGS, INC.

    Supplement No. 1 to Prospectus dated October 8, 1999

    The date of this Supplement No. 1 is October 14, 1999.

    On October 14, 1999, ALEC Holdings, Inc. filed the attached Current Report on Form 8-K.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): October 14, 1999

                              ALEC HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                       333-82361                52-2126573
   (State of Incorporation)            (Commission File          (IRS Employer
                                           Number)               Identification
                                                                    Number)

 510 L. STREET, SUITE 500, ANCHORAGE,                     99501
                ALASKA
   (Address of principal executive                      (Zip Code)
               offices)

       Registrant's telephone number, including area code: (907) 297-3000

ITEM 5. OTHER EVENTS.

    On October 8, 1999, the registrant issued a press release announcing that it intends to make an initial public offering if its common stock.

    A copy of the press releases is attached as Exhibit 99.1 hereto.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (c) Exhibits. The following exhibits are filed as part of this report:

    99.1  Press release issued by the registrant on October 8, 1999.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 1999

                                ALEC HOLDINGS, INC.

                                By   /s/ MICHAEL E. HOLMSTROM
                                     -----------------------------------------
                                     Title: Senior Vice President and Chief
                                            Financial Officer

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      99.1   Press release issued by the registrant on October 8, 1999.

                                                                    EXHIBIT 99.1

CONTACT:   Michael Holmstrom, Chief Financial Officer
           ALEC Holdings, Inc., Anchorage
           (907) 297-3000

Date:      October 8, 1999

                ALEC HOLDINGS, INC. FILES REGISTRATION STATEMENT
                  RELATING TO PROPOSED INITIAL PUBLIC OFFERING

    ANCHORAGE, AK, OCT. 8, 1999 -- ALEC Holdings, Inc., a Delaware corporation with headquarters in Anchorage, Alaska, announced today that it has filed a registration statement with the Securities and Exchange Commission relating to the proposed issuance of $174 million (excluding the underwriters' over-allotment option) of its common stock in an initial public offering. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette, CIBC World Markets, Deutsche Banc Alex. Brown and Hambrecht & Quist will be the underwriters for the offering. The company stated that it plans to use the net proceeds of the proposed offering for repayment of existing debt, capital expenditures, including enhanced technologies, strategic investments and acquisitions and general corporate purposes.

    Under the name Alaska Communications Systems, the company's subsidiaries provide telecommunications services in Alaska, including local telephone, wireless, long distance, data and Internet services to business and residential customers throughout the state.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.